                                                            Registration No. 33-
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                               ---------------

                                  FORM S-8

                                    Under
                         THE SECURITIES ACT OF 1933

                               ---------------

                         EVEREN CAPITAL CORPORATION
           (Exact name of registrant as specified in its charter)
           DELAWARE                                               36-4019175
 (State or Other Jurisdiction        77 WEST WACKER DR.       (I.R.S. Employer
of Incorporation or Organization)  CHICAGO, ILLINOIS 60601   Identification No.)
   (Address, including zip code of registrant's principal executive office)

                               ---------------

                         EVEREN CAPITAL CORPORATION
              1996 NEW EMPLOYEE RESTRICTED STOCK PURCHASE PLAN
                                     AND
                         EVEREN CAPITAL CORPORATION
             1996 EMPLOYEE PERIODIC PAYROLL STOCK PURCHASE PLAN
                                     AND
                         EVEREN CAPITAL CORPORATION
                    1996 RESTRICTED STOCK INCENTIVE PLAN
                          (Full title of the plan)

                               ---------------

                               JAMES R. BORIS
                         EVEREN CAPITAL CORPORATION
                            77 WEST WACKER DRIVE
                           CHICAGO, ILLINOIS 60601
                               (312) 574-6000
(Name, address and telephone number, including area code, of agent for service)

                                 Copies To:
                            JANET L. REALI, ESQ.
                         EVEREN CAPITAL CORPORATION
                            77 WEST WACKER DRIVE
                          CHICAGO, ILLINOIS  60601
                               (312) 574-6000

                       CALCULATION OF REGISTRATION FEE


======================================================================================================================
     Title of Securities        Amount to       Proposed Maximum        Proposed Maximum         Amount of
      to Be Registered             be               Offering           Aggregate Offering      Registration
                               Registered     Price Per Share (1)            Price                  Fee
- ----------------------------------------------------------------------------------------------------------------------
 Common Stock, par value        5,000,000            $12.16               $60,800,000           $20,965.52
 $.01 per share
======================================================================================================================

(1) Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share and the registration fee have been based on the book value for the Common Stock as of March 31, 1996.
===============================================================================

                                    PART I

                  INFORMATION REQUIRED IN THE SECTION 10(A)

                                  PROSPECTUS



Note: The documents containing the information required by this section will be given to employees eligible to participate in the EVEREN Capital Corporation 1996 New Employee Restricted Stock Purchase Plan, the EVEREN Capital Corporation 1996 Employee Periodic Payroll Stock Purchase Plan, and the EVEREN Capital Corporation 1996 Restricted Stock Incentive Plan (the "Plans"), respectively, and are not required to be filed with the Commission as a part of the Registration Statement or as an Exhibit.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by EVEREN Capital Corporation, a Delaware corporation ("EVEREN") are incorporated as of their respective dates in this Registration Statement by reference:

         A. EVEREN's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         B. All other reports filed by EVEREN pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since September 13, 1995.

         All documents filed by EVEREN pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

COMMON STOCK

         Dividends. Subject to any prior dividend rights of the holders of preferred stock, dividends may be paid on the Common Stock, par value $.01 per share of EVEREN ("Voting Common Stock") as determined by the Board of Directors out of funds legally available therefor. EVEREN's ability to pay dividends is substantially dependent upon the earnings of its subsidiaries, as well as their ability to declare and pay dividends to EVEREN. Certain subsidiaries may be limited in their ability to pay dividends by capital and other rules of regulatory bodies, as well as certain covenants in instruments governing certain indebtedness.

         Voting. Holders of Voting Common Stock are entitled to vote on all matters to be voted on by the stockholders of EVEREN, including the election of directors and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock, the holders of Voting Common Stock exclusively will possess all voting power. Each share of Voting Common Stock is entitled to one vote on all matters. Holders of Voting Common Stock do not have cumulative voting rights.

         Liquidation Value. After the satisfaction in full of any liquidation preferences of holders of preferred stock, holders of Voting Common Stock, together with holders of nonvoting common stock, par value $.01 per share of EVEREN ("Nonvoting Common Stock"), are entitled to ratable distribution of the remaining assets available for distribution to stockholders in the event of any liquidation, dissolution or winding up of EVEREN.

         Other. The Voting Common Stock is not subject to redemption, whether by operation of a sinking fund or otherwise. Holders of Voting Common Stock are not entitled to preemptive rights under the Restated Certificate of Incorporation or under the By-laws of EVEREN which are in effect as of the date of this Registration Statement.





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


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters in connection with any original issuance of Voting Common Stock offered hereby are being passed upon for EVEREN by Kenneth
A. Koranda, Esq., Senior Vice President and Senior Attorney, of EVEREN Securities, Inc.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Certificate of Incorporation of EVEREN (the "Certificate of Incorporation") provides that each person who is or was or had agreed to become a director or officer of EVEREN, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of EVEREN as an employee or agent of EVEREN or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by EVEREN, in accordance with the By-Laws of EVEREN (the "By-Laws"), to the full extent permitted by the Delaware Law, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits EVEREN to provide broader indemnification rights than said law permitted EVEREN to provide prior to such amendment). The Certificate of Incorporation also specifically authorizes EVEREN to enter into agreements with any person providing for indemnification greater than that provided by the Certificate of Incorporation.

         The By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of EVEREN or is or was serving at the request of EVEREN as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by EVEREN to the fullest extent authorized by the Delaware Law as the same exists or may in the future be amended (but in the case of any such amendment, only to the extent that such amendment permits EVEREN to provide broader indemnification rights than said law permitted EVEREN to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the next paragraph with respect to Proceedings seeking to enforce rights to indemnification, EVEREN will indemnify such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of EVEREN.

         Pursuant to the By-Laws, if a claim described in the preceding paragraph is not paid in full by EVEREN within thirty days after a written claim has been received by EVEREN, the claimant may at any time thereafter bring suit against EVEREN to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The By- Laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to EVEREN) that the claimant has not met the standards of conduct which make it permissible under the Delaware Law for EVEREN to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on EVEREN. Neither the failure of EVEREN (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by EVEREN (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action





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

or create a presumption that the claimant has not met the applicable standard of conduct. The By-Laws provide that following any "change in control" of EVEREN of the type required to be reported under Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, any determination as to entitlement to indemnification will be made by independent legal counsel selected by the claimant, which independent legal counsel will be retained by the Board of Directors on behalf of EVEREN.

         The By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the By-Laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate of Incorporation, the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. The By-Laws permit EVEREN to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of EVEREN or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not EVEREN would have the power to indemnify such person against such expense, liability or loss under the Delaware Law. EVEREN intends to obtain directors' and officers' liability insurance providing coverage to its directors and officers. In addition, the By-Laws authorize EVEREN, to the extent authorized from time to time by EVEREN's Board, to grant rights to indemnification, and rights to be paid by EVEREN the expenses incurred in defending any Proceeding in advance of its final disposition, to any agent of EVEREN to the fullest extent of the provisions of the By-Laws with respect to the indemnification and advance of its final disposition, to any agent of EVEREN to the fullest extent of the provisions of the By-Laws with respect to the indemnification and advancement of expenses of directors, officers and employees of EVEREN.

         The By-Laws provide that the right of indemnification conferred therein will be a contract right and will include the right to be paid by EVEREN the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if Delaware Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to any employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to EVEREN of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the By-Laws or otherwise.

         EVEREN has entered into indemnification agreements with each of EVEREN's independent directors. The indemnification agreements, among other things, require EVEREN to indemnify such directors to the fullest extent permitted by law, and to advance to such directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. EVEREN must also indemnify and advance all expenses incurred by independent directors seeking to enforce their rights under the indemnification agreements. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the By-Laws, it provides greater assurance to independent directors that indemnification will be available, because as a contract, it cannot be modified unilaterally in the future by the Board of Directors of EVEREN or by the stockholders to eliminate the rights it provides, an action that is possible with respect to the relevant provisions of the By-Laws, at least as to prospective elimination of such rights.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.
         3.1 Restated Certificate of Incorporation of EVEREN (incorporated by reference to Exhibit 3.1 to EVEREN's Current Report on Form 8-K dated September 13, 1995 and filed on September 27, 1995)





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


         3.2 By-Laws of EVEREN (incorporated by reference to Exhibit 3(i) to Quarterly Report on Form 10-Q, for the quarter ended September 30, 1995, filed by EVEREN on November 14, 1995)

         5.1 Opinion of Kenneth A. Koranda regarding the legality of any original issuance of the Voting Common Stock, par value $.01 per share

        10.1 The EVEREN Capital Corporation 1996 New Employee Restricted Stock Purchase Plan

        10.2 The EVEREN Capital Corporation 1996 Employee Periodic Payroll Stock Purchase Plan

        10.3     The EVEREN Capital Corporation 1996 Restricted Stock Incentive
                 Plan

        23.1     Consent of Deloitte & Touche LLP

        23.2     Consent of KPMG Peat Marwick LLP

        23.3     Consent of Kenneth A. Koranda (included in Exhibit 5.1)

        24 Power of Attorney (included on the signature pages of the Registration Statement)

ITEM 9.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such





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

                 director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.





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

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 21st day of May, 1996.

                                   EVEREN Capital Corporation



                                   By:   /s/ James R. Boris
                                      ----------------------------------------
                                             James R. Boris
                                             Chairman of the Board and
                                             Chief Executive Officer

         We, the undersigned officers and directors of EVEREN Capital Corporation, and each of us, do hereby constitute and appoint each and any of James R. Boris, Stanley R. Fallis and Janet L. Reali our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 21st day of May, 1996 in the capacities indicated.

      SIGNATURE                                   TITLE


                                Chairman of the Board and Chief Executive
 /s/ James R. Boris             Officer (Principal Executive Officer)
- -----------------------------
               James R. Boris



 /s/ Stephen G. McConahey       Director
- -----------------------------
         Stephen G. McConahey


                                Senior Executive Vice President and Chief
 /s/ Daniel D. Williams         Financial Officer (Principal Financial Officer)
- -----------------------------
           Daniel D. Williams





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



                                    Senior Vice President Controller and Chief
  /s/ Thomas M. Mansheim            Accounting Officer (Principal Accounting
- ----------------------------------  Officer)
           Thomas M. Mansheim



  /s/ William M. Daley              Director
- ----------------------------------
              William M. Daley



  /s/ William T. Esrey              Director
- ----------------------------------
               William T. Esrey



  /s/ Homer J. Livingston, Jr.      Director
- ----------------------------------
          Homer J. Livingston, Jr.




  /s/ William C. Springer           Director
- ----------------------------------
             William C. Springer





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

                              INDEX TO EXHIBITS


Exhibit                                                             Sequentially
Number                    Description of Exhibit                   Numbered Page
- ------                    ----------------------                   -------------

  3.1 Restated Certificate of Incorporation of EVEREN Capital Corporation ("EVEREN") (incorporated by reference to Exhibit 3.1 to EVEREN's Current Report on Form 8-K dated September 13, 1995 and filed on September 27, 1995)

  3.2    By-Laws  of   EVEREN  (incorporated  by   reference  to
         Exhibit 3(i) to Quarterly Report on Form 10-Q, for the quarter ended September 30, 1995 filed by EVEREN on November 14, 1995)

  5.1 Opinion of Kenneth A. Koranda regarding the legality of any original issuance of the Voting Common Stock, par value $.01 per share

 10.1    The  EVEREN  Capital  Corporation  1996   New  Employee
         Restricted Stock Purchase Plan

 10.2    The EVEREN  Capital Corporation 1996  Employee Periodic
         Payroll Stock Purchase Plan

 10.3    The  EVEREN Capital  Corporation 1996  Restricted Stock
         Incentive Plan

 23.1    Consent of Deloitte & Touche LLP

 23.2    Consent of KPMG Peat Marwick LLP

 23.3    Consent    of    Kenneth A.   Koranda    (included   in
         Exhibit 5.1)

  24 Power of Attorney (included on the signature pages of the Registration Statement)





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